April 08, 2002


F2 BROADCAST NETWORK INC.
6245 NW 9th Ave, Suite 102,
Ft. Lauderdale, FL 33309


     Dear Sirs:

               Re: Resignation

     I, Howard Stern, in accordance with Nevada Revised Statue (NVS) 78.125, do hereby deliver my notice of resignation as Director of the board of directors, Principal Executive Officer, Principal Financial Officer, and Chief Accounting Officer to the board of directors and to the corporation. The resignation shall be effective as of the 8 of April, 2002. I immediately designate Mr. Edward Arioli to fill the vacancy on the board of directors to exercise the powers of the board of directors in the management of the business and affairs of the corporation according to NVS 78.125 (1), and do hereby appoint Mr. Arioli as Chairman of the Board of directors according to NVS 78.130.

Sincerely,

_____/s/Howard Stern____
Howard Stern

_________4-8-02_________
Date

                               BY:_______/s/ Ron Ratner__________

                               Witness:____Ronald Ratner_________

                               Date:_______4/8/2002______________